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                                                     OMB Number:       3235-0145
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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No.      )



                             Pete's Brewing Company
                             ----------------------
                               (Name of Issuer)




                                  Common Stock
                        ------------------------------
                        (Title of Class of Securities)




                                  716378 10 4
                                --------------
                                (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (2-95)

                               Page 1 of 5 Pages

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CUSIP NO.    716378 10 4          SCHEDULE 13G           PAGE  2   OF  5  PAGES
         ---------------------                                ----    -----

  (1)     NAME OF REPORTING PERSON  PETER SLOSBERG
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          ###-##-####
          ---------------------------------------------------------------------
  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]
          N/A
          ---------------------------------------------------------------------
  (3)     SEC USE ONLY

          ---------------------------------------------------------------------
  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    16,876
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     576,100
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   16,876
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               576,100
                       --------------------------------------------------------
  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          592,976
          ---------------------------------------------------------------------
 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          N/A
          ---------------------------------------------------------------------
 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.48%
          ---------------------------------------------------------------------
 (12)     TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 716378 10 4

ITEM 1.

        (a)     Name of Issuer: Pete's Brewing Company

        (b)     Address of Issuer's Principal Executive Offices:

                        514 High Street
                        Palo Alto, CA 94306

ITEM 2.

        (a)     Name of Person Filing: Peter Slosberg

        (b)     Address of Principal Business Office or, if none, Residence:

                        514 High Street
                        Palo Alto, CA 94301

        (c)     Citizenship: United States of America

        (d)     Title of Class of Securities: Common Stock

        (e)     CUSIP Number: 716378 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b), CHECK WHETHER THE PERSON IS A:

        (a) [ ] Broker or Dealer registered under Section 15 of the Act

        (b) [ ] Bank as defined in section 3(a)(6) of the Act

        (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act

        (d) [ ] Investment Company registered under section 8 of the Investment Company Act

        (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

        (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see Section 240.13d-1(b)(1)(ii)(F)

        (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

        (h) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

                                                               Page 4 of 5 Pages
CUSIP No. 716378 10 4

ITEM 4.   OWNERSHIP

     (a)  Amount Beneficially Owned: 592,976 shares

     (b)  Percent of Class: 5.48%

     (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 16,876

              (ii)  shares power to vote or to direct the vote: 576,100

             (iii)  sole power to dispose or direct the disposition of:
                    16,876

              (iv) shares power to dispose or direct the disposition of: 576,100

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

     Not applicable.

                                                               Page 5 of 5 Pages

CUSIP NO. 716378 10 4

ITEM 10.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               February 17, 1998
                                   ------------------------------------------
                                                      Date

                                              /s/ Peter Slosberg
                                   ------------------------------------------
                                                   Signature


                                       Peter Slosberg, Co-Founder, Director
                                   ------------------------------------------
                                                   Name/Title